Exhibit 99.1

SKILLED HEALTHCARE GROUP REPORTS SECOND QUARTER 2010 EARNINGS

FOOTHILL RANCH, Calif.— August 5, 2010—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its unaudited consolidated financial operating results for the three- and six-month periods ended June 30, 2010.

Second Quarter 2010 Consolidated Results

•

Consolidated revenue for the quarter ended June 30, 2010 was $201.0 million, compared to consolidated revenue of $192.2 million in the second quarter of 2009 and $189.3 million in the first quarter of 2010. Second quarter 2010 consolidated revenue was $191.5 million excluding revenue generated as a result of the May 2010 hospice and home care acquisition.

•

Adjusted EBITDA[1] was $29.1 million for the quarter ended June 30, 2010, an increase of 1.5 percent compared to $28.7 million in the same period a year ago. Adjusted EBITDA was $27.5 million for the quarter ended March 31, 2010. Adjusted EBITDAR[i] was $33.9 million for the quarter ended June 30, 2010, up slightly compared to $33.2 million for the quarter ended June 30, 2009. Adjusted EBITDAR was $32.1 million for the quarter ended March 31, 2010.

•

Net income excluding non-recurring charges for the quarter ended June 30, 2010 totaled $8.8 million, compared to $9.1 million for the second quarter of 2009. These non-recurring charges included a $7.0 million charge related to the debt retirement costs attributed to the Company’s debt refinancing in April 2010, a $0.4 million charge for acquisition costs related to the May 2010 acquisition and a $0.6 million benefit for the disposal of fixed assets. Net income for the same period including the aforementioned non-recurring charges, totaled $4.5 million.

•

Diluted earnings per common share excluding the non-recurring charges as described above were $0.24 for the quarter ended June 30, 2010, compared to $0.25 in diluted earnings per share for the same period in 2009. Including the aforementioned charges, diluted earnings per share were $0.12.

“Our solid second quarter results reflect the continued commitment to providing high quality patient care by our skilled nursing companies and through our ancillary service companies. Second quarter revenue increased both sequentially and year-over-year driven largely by the recent hospice and home care acquisition in May which is performing well. However, excluding the recent acquisition, second quarter revenues increased sequentially in spite of a difficult reimbursement environment. The integration of nine hospice and home care entities is moving along successfully and is on target for completion in the third quarter,” noted Boyd Hendrickson, Chairman and Chief Executive Officer of Skilled Healthcare Group, Inc.

Mr. Hendrickson continued, “With regards to the current reimbursement environment, we expect that the combination of RUGs IV, the elimination of concurrent therapy and the look-back period as well as the 1.7 percent market basket increase will be budget neutral for the upcoming Medicare fiscal year. We are also relieved to see that Congress is making progress on the FMAP extension.”

Commenting on the recent AHCA/NCAL National Quality Awards, Mr. Hendrickson said, “We are very proud of the 22 facilities who earned the Bronze National Quality Award in June and the one facility that earned the Silver National Quality Award in its first year of application. With last year’s 37 award recipients, nearly 60 percent of our facilities are recipients of the esteemed AHCA/NCAL National Quality Awards. This is an incredible accomplishment as 88 percent of our companies that applied for the Bronze Award were recipients, exceeding the national average of 64 percent. Needless to say, we are very proud of the professional staff at the companies who worked tirelessly for this achievement and for exhibiting excellence toward residents’ quality of care. We would also like to thank AHCA and NCAL for recognizing our companies’ commitment to patient care.”

Long-Term Care Services - Second Quarter 2010 Segment Results

•

Total revenue for the long-term care services segment, which represented 84.6 percent of consolidated revenue, was $170.0 million for the quarter ended June 30, 2010, an increase of $2.4 million, or 1.4 percent, compared to the same period a year ago. Total revenue was $169.2 million for the first quarter of 2010.

•	Skilled mixii was 22.9 percent in the second quarter of 2010, compared to 23.6 percent in the prior year period. Skilled mix was 23.0 percent in the first quarter of 2010.

•	Occupancy ratesiii were 83.5 percent during the second quarter of 2010, compared to 84.0 percent in the prior year period. Occupancy rates were 83.8 percent in the first quarter of 2010.

•

The percentage of Medicare days in the upper nine RUG categoriesiv was 44.2 percent in the second quarter of 2010, an increase of 320 basis points, compared to 41.0 percent during the second quarter of 2009.

Ancillary Services – Second Quarter 2010 Segment Results

•	The Company’s third-party rehabilitation therapy services’ segment revenue was $18.5 million for the quarter ended June 30, 2010, a decrease of 6.6 percent, compared to the same period a year ago.

•	Third-party rehabilitation therapy accounted for 9.2 percent of consolidated revenue in the second quarter of 2010, compared to 10.3 percent in the second quarter of 2009.

•

The Company’s hospice and home health businesses, which represented 6.2 percent of consolidated revenue, reported total revenue of $12.5 million for the quarter ended June 30, 2010, compared to $4.7 million in the second quarter of 2009. The new hospice and home care companies contributed to the year-over-year increase in revenue.

Year-to-Date 2010 Consolidated Results

•	Consolidated revenue for the six-month period ended June 30, 2010 was $390.3 million, up 2.6 percent, compared to consolidated revenue of $380.2 million in the prior year period.

•

Adjusted EBITDA[1] was $56.6 million for the six-month period ended June 30, 2010, compared to $57.9 million for the six-month period ended June 30, 2009. Adjusted EBITDAR[i] was $66.0 million for the six-month period ended June 30, 2010, compared to $67.0 million for the prior year period.

•

Net income excluding the non-recurring charges as described earlier for the six months ended June 30, 2010 totaled $17.6 million, compared to $19.1 million for the same period a year ago. Net income for the six months ended June 30, 2010, including the non-recurring charges totaled $13.4 million.

•

Diluted earnings per common share excluding the non-recurring charges for the six months ended June 30, 2010, were $0.48 per share, compared to $0.52 in diluted earnings per share for the same period in 2009. Diluted earnings per common share for the six months ended June 30, 2010 including the non-recurring charges were $0.36.

Long-Term Care Services – Year-to-Date 2010 Segment Results

•

Total revenue for the long-term care services segment, which represented 86.9 percent of consolidated revenue, was $339.2 million for the six-month period ended June 30, 2010, an increase of $6.1 million, or 1.8 percent, compared to the same period a year ago.

•	Skilled mixii was 22.9 percent in the first six months of 2010, compared to 24.0 percent in the prior year period.

•	Occupancy ratesiii were 83.6 percent during the six-month period ended June 30, 2010, compared to 84.3 percent in the prior year period.

•

The percentage of Medicare days in the upper nine RUG categoriesiv was 45.3 percent in the six-month period ended June 30, 2010, an increase of 390 basis points, compared to 41.4 percent during the prior year period.

Ancillary Services – Year-to-Date 2010 Segment Results

•

The Company’s third-party rehabilitation therapy services’ segment revenue was $35.5 million for the six-month period ended June 30, 2010, a decrease of 6.8 percent, compared to the same period a year ago.

•	Third-party rehabilitation therapy accounted for 9.1 percent of consolidated revenue in the first six months of 2010, compared to 10.0 percent in the prior year period.

•

The Company’s hospice and home health businesses, which represented 4.0 percent of consolidated revenue, reported total revenue of $15.6 million for the six-month period ended June 30, 2010, compared to $9.0 million in the same period a year ago due primarily to the addition of the new hospice and home care companies.

Management Discussion – Second Quarter & Year-to-Date 2010 Results

During the second quarter of 2010, consolidated results were positively impacted by the acquisition in May 2010 as discussed earlier and increased revenue in the long-term care services business due primarily to higher non-Medicare reimbursement rates. These results were primarily offset by a Medicare rate decrease of 1.1 percent as of October 2009, a slight decline in occupancy rates year-over-year, a $7.0 million debt retirement cost charge related to the Company’s debt refinancing and increased interest expense as a result of our refinancing as compared to the same period a year ago.

For the first six months of 2010, total consolidated results benefitted from higher non-Medicare reimbursement rates, the acquisition of hospice and home health entities in May 2010 and three additional facilities - Dallas Center of Rehabilitation (opened April 2009), Rehabilitation Center of Des Moines (acquired April 2009), and St. Mary’s Healthcare and Rehabilitation Center (acquired December 2009). These results were primarily offset by the debt refinancing costs discussed above, a Medicare rate decrease of 1.1 percent implemented in October 2009, a 70 basis point decline in occupancy rates, and increased interest expense as a result of our refinancing as compared to the same period a year ago.

Mr. Hendrickson commented, “We experienced a typical seasonal decline in occupancy rates and skilled mix in most markets during the second quarter as compared to the first quarter. Excluding the facilities we added within the past year, occupancy rates in the second quarter of 2010 were 83.9 percent. Additionally, we opened our newest skilled nursing facility, Ft. Worth Center of Rehabilitation, in June 2010. This facility is operating according to plan and filling up as expected.”

Regarding the Lavender (Bates) case in Humboldt County, California, Mr. Hendrickson commented, “At this time, the Company is continuing to participate in settlement discussions through mediation.”

Outlook

Skilled Healthcare Group is affirming its 2010 full year guidance. The Company expects revenue to be between $795 million and $805 million. EBITDAR is expected to be in the range of $132 million to $137 million and EBITDA is expected to be in the range of $113 million to $118 million. Diluted net income per common share is expected to be between $0.87 and $0.92. This guidance excludes any impact or potential impact related to or arising out of the jury verdict reached on July 6, 2010 in the Lavender (Bates) litigation. Additionally, this guidance assumes the following:

•	Accretion from closing the May 1, 2010 acquisition of nine hospice and home health companies.

•

Average interest rate on debt of approximately 8 percent and dilution from new term loan and revolver refinancing of approximately $0.08 due to increased interest expense. It does not include a non-recurring write-off of deferred financing costs and fees of approximately $7 million, or $0.12 per share after tax.

•

Fiscal year 2011 Medicare rates and the elimination of concurrent therapy are expected to be budget neutral as discussed earlier. Medicare rates declined by 1.1 percent for the year ended October 1, 2009 to September 30, 2010.

•	No change in Medicaid rates.

•	An increase in unemployment insurance expense of approximately $1 million.

•	Nominal increase in rent expense due to substantial property ownership.

•	Labor expense increases of approximately 2 percent.

•	Start-up losses on the new Ft. Worth facility of approximately $1.3 million.

•	Capital expenditures of approximately $26 million.

•	Cost reductions of $3.0 million to $3.5 million annually commencing in the fourth quarter of 2009.

•	No additional acquisitions or dispositions.

•	An effective tax rate of 39 percent.

Conference Call

A conference call and webcast will be held today, Thursday, August 5, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) to discuss Skilled Healthcare’s consolidated financial results for the second quarter of 2010 and its outlook for the future.

To participate in the call, interested parties may dial (888) 396-2384 within the U.S. and (617) 847-8711 internationally and reference passcode 89471179. Alternatively, interested parties may access the call in listen-only mode via Skilled Healthcare Group’s Web site - www.skilledhealthcaregroup.com. A replay of the conference call will be available after 12:00 p.m. Pacific Time on August 5, 2010 via Skilled Healthcare Group’s Web site or by dialing (888) 286-8010 within the U.S. and (617) 801-6888 internationally and referencing passcode 55372512. The replay will be available until August 12, 2010.

About Skilled Healthcare Group

Skilled Healthcare Group, Inc. based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $768 million and approximately 14,500 employees as of June 30, 2010. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the “Company”, operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nevada, New Mexico and Texas, including 79 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Nevada, Montana and New Mexico. References made in this release to “Skilled Healthcare”, “the Company”, “we”, “us” and “our” refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.

Footnotes

(1)	Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP adjustments to net income that are reflected in the reconciliation tables of this press release.

(2)	Adjusted EBITDAR is Adjusted EBITDA excluding facility rent expense as reflected in the reconciliation tables of this press release.

(3)	Skilled mix is defined as the number of Medicare and non-Medicaid managed care patient days at the Company’s skilled nursing facilities divided by the total number of patient days at the Company’s skilled nursing facilities for any given period.

(4)	Occupancy rates are based on actual patient days divided by available patient days in any given period in reference to our skilled nursing facilities.

(5)	This metric measures the percentage of Medicare days that were generated by patients for whom reimbursement falls under one of the top nine highest reimbursement RUG categories.

Forward-Looking Statements

This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include the guidance for 2010 full year revenue, EBITDAR, EBITDA and net income per share and the statements made by Mr. Hendrickson regarding recent acquisitions and future financial and operating performance. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare’s amended Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue	$200,971	$192,154	$390,290	$380,228
Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	162,007	152,879	313,712	301,656
Rent cost of revenue	4,832	4,544	9,413	9,059
General and administrative	6,112	6,823	12,463	13,063
Depreciation and amortization	5,992	5,867	11,936	11,344

	178,943	170,113	347,524	335,122

Other income (expenses):
Interest Expense	(9,164)	(8,241)	(16,448)	(16,331)
Interest income	196	420	424	611
Other income (expense)	583	—	579	(60)
Equity in earnings of joint venture	678	751	1,475	1,484
Debt Retirement Costs	(7,010)	—	(7,010)	—

Total other expenses, net	(14,717)	(7,070)	(20,980)	(14,296)

Income from continuing operations before provision for income taxes	7,311	14,971	21,786	30,810
Provision for income taxes	2,766	5,797	8,360	11,581

Income from continuing operations	4,545	9,174	13,426	19,229
Loss from discontinued operations, net of tax	—	(95)	—	(147)

Net income	$4,545	$9,079	$13,426	$19,082

Earnings per share, basic:
Earnings per common share from continuing operations	$0.12	$0.25	$0.36	$0.52
Loss per common share from discontinued operations	—	—	—	—

Earnings per share	$0.12	$0.25	$0.36	$0.52

Earnings per share, diluted:
Earnings per common share from continuing operations	$0.12	$0.25	$0.36	$0.52
Loss per common share from discontinued operations	—	—	—	—

Earnings per share	$0.12	$0.25	$0.36	$0.52

Weighted-average common shares outstanding, basic	36,983	36,904	36,973	36,892

Weighted-average common shares outstanding, diluted	37,084	36,928	37,107	36,929

Skilled Healthcare Group, Inc.

Condensed Consolidated Balance Sheet and Cash Flow Data

(In thousands)

(Unaudited)

	June 30, 2010	December 31, 2009
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$157	$3,528
Other current assets	130,616	128,075
Property and equipment, net	381,386	373,211
Other assets	414,300	351,428

Total assets	$926,459	$856,242

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt and capital leases	$88,847	$79,108
Current portion of long-term debt and capital leases	9,389	7,823
Other long-term liabilities	45,465	43,033
Long-term debt and capital leases, less current portion	492,797	450,856
Stockholders’ equity	289,961	275,422

Total liabilities and stockholders’ equity	$926,459	$856,242

	Six Months Ended June 30,
	2010	2009
Cash Flows from Continuing Operations
Net cash provided by operating activities	$38,511	$30,213
Net cash used in investing activities	(63,772)	(20,577)
Net cash provided by financing activities	21,890	344
Cash flows from discontinued operations	—	147

(Decrease) increase in cash and equivalents	(3,371)	10,127
Cash and equivalents at beginning of period	3,528	2,047

Cash and equivalents at end of period	$157	$12,174

Skilled Healthcare Group, Inc.

Consolidated Key Performance Indicators

(Unaudited)

The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	9,227	9,123	9,227	9,123
Available patient days	840,527	830,193	1,673,045	1,639,183
Actual patient days	701,608	697,509	1,399,149	1,382,455
Occupancy percentage	83.5%	84.0%	83.6%	84.3%
Skilled mix	22.9%	23.6%	22.9%	24.0%
Percentage of Medicare days in the upper nine RUG categories (1)	44.2%	41.0%	45.3%	41.4%
Average daily number of patients	7,710	7,665	7,730	7,638
Hospice average daily census	916	326	916	319
Home health episodic-based admissions	521	—	521	—
Home health episodic-based recertifications	105	—	105	—
EBITDA (2) (in thousands)	$22,271	$28,564	$49,746	$57,727
Adjusted EBITDA (2) (in thousands)	$29,098	$28,659	$56,577	$57,934
Adjusted EBITDA margin (2)	14.5%	14.9%	14.5%	15.2%
Adjusted EBITDAR (2) (in thousands)	$33,930	$33,203	$65,990	$66,993
Adjusted EBITDAR margin (2)	16.9%	17.3%	16.9%	17.6%
Revenue per patient day (skilled nursing facilities prior to intercompany eliminations)
LTC only Medicare (Part A)	$495	$499	$496	$498
Medicare blended rate (Part A & B)	557	557	558	554
Managed care	375	369	378	368
Medicaid	149	145	149	145
Private and other	169	162	169	162
Weighted-average for all	$234	$232	$234	$233
Revenue from (total company):
Medicare	37.0%	36.0%	35.9%	36.2%
Managed care, private pay, and other	31.5	33.3	31.8	33.1

Quality mix	68.5	69.3	67.7	69.3
Medicaid	31.5	30.7	32.3	30.7

Total	100.0%	100.0%	100.0%	100.0%

	As of June 30,
	2010	2009
Facilities:
Skilled nursing facilities (at end of period):
Owned	55	53
Leased	24	24

Total skilled nursing facilities	79	77

Total licensed beds	9,812	9,593
Assisted living facilities (at end of period):
Owned	20	20
Leased	2	2

Total assisted living facilities	22	22

Total licensed beds	1,264	1,194
Total facilities (at end of period)	101	99
Percentage owned facilities (at end of period)	74.3%	73.7%

(1)	As of January 1, 2006, the Medicare resource utilization group, or RUG, categories were expanded from 44 to 53. This measures the percentage of our Medicare days that were generated by patients for whom we are reimbursed under one of the nine highest paying RUG categories.
(2)	EBITDA, Adjusted EBITDA and Adjusted EBITDAR are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as net income before depreciation, amortization and interest expense (net of interest income) and the provision for (benefit from) income taxes. Adjusted EBITDA excludes certain special charges that are included in EBITDA such as the loss on disposal of asset. We define EBITDAR as net income before depreciation, amortization and interest expense (net of interest income), the provision for income taxes and rent cost of revenue. Adjusted EBITDAR is defined as Adjusted EBITDA excluding rent cost of revenue.

Skilled Healthcare Group, Inc.

Adjusted Net Income Reconciliation

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010
Income from continuing operations before provision for income taxes	$7,311	$21,786
Disposal of fixed assets	(583)	(579)
Debt Retirement Costs	7,010	7,010
Acquisition Costs	400	400

Adjusted Income from continuing operations before provision for income taxes	14,138	28,617
Provision for income taxes	5,344	10,989

Adjusted (loss) income from continuing operations	8,794	17,628
Loss from discontinued operations, net of tax	—	—

Adjusted net income	$8,794	$17,628

Weighted-average common shares outstanding, basic	36,983	36,973
Weighted-average common shares outstanding, diluted	37,084	37,107
Adjusted net income per share, diluted	$0.24	$0.48
Effective tax rate	37.8%	38.4%

Skilled Healthcare Group, Inc.

Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR

(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net Income	$4,545	$9,079	$13,426	$19,082
Interest expense, net of interest income	8,968	7,821	16,024	15,720
Provision for income taxes	2,766	5,797	8,360	11,581
Depreciation and amortization expense	5,992	5,867	11,936	11,344

EBITDA	22,271	28,564	49,746	57,727
Disposal of fixed assets	(583)	—	(579)	60
Discontinued operations	—	95	—	147
Debt Retirement Costs	7,010	—	7,010	—
Acquisition Costs	400	—	400	—
Adjusted EBITDA	29,098	28,659	56,577	57,934
Rent cost of revenue	4,832	4,544	9,413	9,059

Adjusted EBITDAR	$33,930	$33,203	$65,990	$66,993

We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of the financial performance and prospects for the future of our core business activities. Specifically, we believe that a report of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, to analyze year-over-year trends, as described below, and to compare our operating performance to that of our competitors.

Management uses EBITDA, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on an administrative services segment and a facility by facility level. We typically use Adjusted EBITDA and Adjusted EBITDAR for these purposes, on a consolidated basis (because the adjustments to EBITDA are not generally allocable to any individual business unit), and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our reporting segments: long term care services, which includes the operation of our skilled nursing and assisted living operating companies; and ancillary services, which includes our rehabilitation therapy and hospice operating companies. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense, income taxes, depreciation and amortization expense, rent cost of revenue and special charges, which may vary from business unit to business unit and period to period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of EBITDA and Adjusted EBITDA provide a meaningful and consistent comparison of our underlying businesses between periods by eliminating certain items required by GAAP which have little or no significance in the day-to-day operations. Additionally, because Adjusted EBITDAR excludes rent cost of revenue, it is useful in comparing leased facilities to owned facilities.

We also make capital allocations to each of our companies based on expected EBITDA returns and establish compensation programs and bonuses for the facility level employees that are based in part upon the achievement of pre-established EBITDA and Adjusted EBITDA targets.

Skilled Healthcare Group, Inc.

Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR

Year Ending December 31, 2010

(in millions)

Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR:

	Outlook
	Low	High
GAAP net income guidance	$32.3	$34.2
Interest expense, net of interest income and other	35.5	36.0
Provision for income taxes	20.7	21.8
Depreciation and amortization expense	24.5	26.0

EBITDA guidance	113.0	118.0
Rent cost of revenue	19.0	19.0

EBITDAR guidance	$132.0	$137.0

Investor Contact:

Skilled Healthcare Group, Inc.

Dev Ghose or Shelly Hubbard

(949) 282-5800